The Prudential Series Fund, Inc.
For Fiscal year ending 12/31/01
File No. 811-03623



Exhibit 77C
Matters submitted to a vote of security holders


With respect to the matters and results of the proxy solicitation, Sub-Item 77C of the N-SAR, we incorporate by reference the following N-30D or semi-annual report:

Filer/Entity:	The Prudential Series Fund, Inc.
Registration No.:	811-03623
CIK No.:		0000711175
Accession No.:	0000950130-01-504290
Date of Filing:	08/31/01